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                                                                   EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 20th day of May 1999 ("Agreement Date"), by and between QWEST COMMUNICATIONS INTERNATIONAL INC., a Colorado corporation, having its principal executive offices in Denver Colorado (the "Company"), and AFSHIN MOHEBBI (the "Executive").

     WHEREAS, the Company engages in the business of providing a broad range of telecommunication services and products;

     WHEREAS, the Executive desires to become employed by the Company as its President and Chief Operating Officer on the terms and conditions set forth here, and the Company desires to employ Executive in such capacity;

     NOW, THEREFORE in consideration of the mutual promises and agreements set forth below, the Company and the Executive hereby agree as follows:

     1. TERM OF EMPLOYMENT. Subject to the terms of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment as President and Chief Operating Officer for the period beginning May 20, 1999, until terminated by either party in accordance with the terms of this Agreement.

     2. POSITION AND DUTIES.

          a. The Executive shall serve as President and Chief Operating Officer of the Company and shall have such duties, responsibilities and authority as are customarily required of and given to a President and Chief Operating Officer and such other duties and responsibilities commensurate with such position as the Board of Directors ("Board") of the Company shall determine from time to time.

          b. The Executive will become a member of the board of directors of Qwest on the first anniversary of employment, and Qwest may decide to move up the timetable but is not obligated to do so. It is anticipated that the Executive will frequently attend board meetings to make presentations and to observe the discussion.

          c. The Executive may (i) with the express authorization of the Board, serve as a director or trustee of other for-profit corporations or businesses which are not in competition with the business of the Company, and (ii) serve on civic or charitable boards or committees.

     3. COMPENSATION AND BENEFITS.

          a. Salary. Executive shall receive for services rendered an annual base salary of Five Hundred Thousand Dollars ($500,000) (the "Base Salary") payable in periodic installments in accordance with the Company's payroll practices. The Board will review the Executive's salary at least annually and may increase (but not reduce) the Executive's annual Base Salary in its sole discretion. Executive's first review shall be January 1, 2000. Once


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increased, such Base Salary shall not be reduced. Executive's Base Salary as so increased shall thereafter be treated as his Base Salary hereunder.

          b. ANNUAL BONUS. The Executive shall be eligible to participate in the Company's quarterly executive bonus plan, and his target annual bonus shall be one hundred five percent (105%) of his Base Salary. The Executive shall receive a prorata bonus at the target bonus rate for the second quarter based on the amount of time he is employed at the Company. In addition, the Executive will be guaranteed a minimum bonus for the third and fourth quarters of 1999 at the target bonus rate, but the bonus can be higher if performance warrants it.

          c. BENEFITS. The Executive shall be entitled to participate in all benefit plans now existing or established hereafter for senior executives and employees to the extent that Executive is eligible under the general provisions of such plans.

          d. VACATION. The Executive shall be entitled to be covered by Qwest's time off with pay policy.

          e. TRAVEL, BUSINESS CLUB MEMBERSHIP AND EXPENSES. The Company shall reimburse the Executive all reasonable expenses incurred when performing his duties and responsibilities in accordance with the Company's expense reimbursement policies and guidelines. The Company shall also reimburse the Executive for reasonable attorneys' fees and charges incurred in connection with the separation of his employment with British Telecom, resolving the terms and conditions of the separation, negotiating and preparing the term sheets of employment at the Company and preparing and executing this Agreement.

          f. RELOCATION. The Company shall pay all reasonable expenses incurred by the Executive in relocating to Denver, Colorado, including moving expenses, costs of selling his current home (within the next 18 months), expenses related to purchasing a home in Denver and related expenses.

         g. INDEMNIFICATION. To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of the Company in effect as of the date of this Agreement, and the indemnification provision of the laws of the jurisdiction of the Company's incorporation in effect from time to time, the Company shall indemnify the Executive as a director, senior officer or employee of the Company against all liabilities and reasonable expenses that may be incurred in any threatened, pending or completed action, suit or proceeding, and shall pay for the reasonable expenses incurred by the Executive in the defense of or participation in any proceeding to which the Executive is a party because of his service to the Company. The rights of the Executive under this indemnification provision shall survive the termination of employment.

     4. STOCK OPTIONS. The Executive will receive a non-qualified stock option grant of One Million Six Hundred Thousand (1,600,000) shares which will vest at the rate of twenty percent (20%) per year on the 1st, 2nd, 3rd, 4th and 5th anniversary of employment. The strike price of said options will be $39.4375. The Executive will receive a second option grant of Four Hundred Thousand (400,000) shares on the third anniversary of his employment on the same terms and conditions as the first grant except that the strike price will be the market price at the close of business on the date of the second grant. These option grants shall be adjusted to


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accommodate any stock "splits" which occur on or after May 27, 1999. The option shares referred to in this paragraph (1,600,000 share initial grant and 400,000 share grant on third anniversary of employment) will all automatically vest in the event of a Change of Control of the Company as that term is defined in the Qwest Communications International, Inc. Equity Incentive Plan in effect in May, 1999. In addition, Executive shall participate in all other regular option grants to executives in an amount that is commensurate with his position in the Company relative to others receiving grants.

     5. LOAN. The Company shall provide the Executive a Six Hundred Thousand Dollars ($600,000) interest-free loan on his first day of employment to facilitate his transition to employment with the Company, and the loan will be forgiven in equal amounts over the next three (3) years on the first, second and third anniversary of his employment. Any unpaid balance on the loan shall be forgiven in the event of a Change of Control of the Company termination of his employment without cause, or termination by the Executive for good reason.

     6. TERMINATION.

          a. TERMINATION FOR CAUSE. The Company may immediately terminate this Agreement for "cause" by giving written notice to the Executive. Any one or more of the following events shall constitute "cause":

               (1) Willfull misconduct with respect to the Company which is materially detrimental to the Company;

               (2) Conviction of (or pleading nolo contendre to) a felony;

               (3) Failure or refusal to attempt to follow the written direction of the Board within a reasonable period after receiving written notice;

               (4) Gross continuous nonfeasance with regard to the Executive's material duties, taken as a whole, which materially continue after a written notice thereof is given to the Executive.

          b. TERMINATION WITHOUT CAUSE. On sixty (60) days prior written notice, the Company may terminate the Executive without "cause" (as defined in Paragraph 6 above); provided, however, that the Company shall pay all accrued salary, bonus, vacation time, and benefits through the termination date. In addition, the Company shall pay to the Executive (i) an amount equal to twelve (12) months of his then Base Salary; (ii) a prorated bonus in an amount equal to the target bonus for the fiscal year in which the Executive is terminated based on the number of months employed during that fiscal year; and (iii) shall also provide for continuation of all existing employee benefits for a period of eighteen (18) months from the termination date unless Executive obtains benefits with another employer at an earlier date.

     The Company shall have the right to terminate this Agreement without cause based on the death or permanent disability of the Executive provided that the payments referred to in this Section 6.b are made to the Executive or his representative.


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          c. TERMINATION BY EXECUTIVE FOR GOOD REASON. The Executive may
terminate his employment for Good Reason upon written notice to the Company, and in such event, said employment termination shall be treated as termination by the Company for reasons other than good cause, and the Executive shall receive the payments referred to in the proceeding Paragraph 6.b. For purposes of this Agreement, Good Reason shall mean:

               (1) A diminution of the Executive's titles, offices, positions or authority;

               (2) The assignment to the Executive of any duties inconsistent with the Executive's position, authority or material responsibilities, or the removal of the Executive's authority or material responsibilities;

               (3) The failure by the Company to timely make any payment due hereunder or to comply with any of the material provisions of this Agreement;

               (4) The occurrence of a Change of Control of the Company, as defined in the Qwest Equity Incentive Plan;

               (5) The failure of the Company to elect or re-elect the Executive as a director of the Company, or the removal of the Executive at a director.

     7. PROPRIETARY INFORMATION OBLIGATIONS. During the term of employment under this Agreement, the Executive will have access to and become acquainted with the Company's confidential and proprietary information (collectively, "Proprietary Information"), including but not limited to information or plans concerning Company's business, customer and technical information and records. Executive shall not disclose any of the Company's Proprietary Information, directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as reasonably necessary in the course of his employment for the Company or is authorized in writing by the Company. All documents and records relating to the Company's business, whether prepared by the Executive or otherwise, coming into his possession, shall remain the Company's exclusive property and shall be returned to the Company on termination of employment.

     8. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties under this Agreement without the Company's prior written consent.

     9. DISPUTE RESOLUTION AND BINDING ARBITRATION. The Executive and the Company agree that, if a dispute arises concerning or relating to Executive's employment with the Company or the terms and conditions to this Agreement, the dispute will be submitted to binding arbitration under the employment rules of the American Arbitration Association ("AAA") then in effect. The arbitration shall take place in Santa Clara County, California and both the Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with the AAA rules and procedures. The arbitrator shall decide all issues relating to arbitrability. The costs of such arbitration, including the arbitrator's fees, shall initially be split evenly between the parties to the arbitration. If the Executive prevails as to


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any matter in such arbitration, the Company shall pay the reasonable attorneys fees and costs (including arbitrator fees, arbitration costs, etc.) incurred by the Executive in connection with those matters on which he prevails in an amount to be determined by the arbitrator.

     10. CHOICE OF LAW. All questions concerning the construction validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

     11. SEVERABILITY. If any term, provision or part of this Agreement is found by a court to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and parts of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party.

     12. CONSTRUCTION. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

     13. ATTORNEYS FEES. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees as well as costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

     14. NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective on the earlier of personal delivery (including personal delivery by telecopy or private overnight carrier) or the third day after mailing by first class mail to the recipient at the address indicated below:

          To the Company:    [Withheld]

          To Executive:      [Withheld]

          With a copy to:    [Withheld]


or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.


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     IN WITNESS WHEREOF, the parties now execute this Agreement, to be effective as of the Agreement Date first above written.


                                            QWEST COMMUNICATIONS
                                            INTERNATIONAL INC.

                                            By:
                                               -----------------------



                                            EXECUTIVE:



                                            --------------------------
                                            AFSHIN MOHEBBI



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